EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                           INDUSTRIAL HOLDINGS, INC.,

                           TRUST "B" UNDER THE WILL OF

                              BERNARD J. BAUER, SR.

                                       AND

                            THE GERTRUDE BAUER TRUST
                             DATED DECEMBER 24, 1993

                              COVERING THE STOCK OF

                          AMERICAN RIVET COMPANY, INC.

                           DATED OCTOBER 3, 1996
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                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (this "Agreement") executed this 3rd day of October, 1996, by and among INDUSTRIAL HOLDINGS, INC., a Texas corporation (the "Purchaser"), TRUST "B" UNDER WILL OF BERNARD J. BAUER, SR. ("Trust B"), and THE GERTRUDE BAUER TRUST DATED DECEMBER 24, 1993 (the "G. Bauer Trust"), Trust B and the G. Bauer Trust being all of the shareholders, collectively (the "Shareholders"), of AMERICAN RIVET COMPANY, INC., an Illinois corporation (the "Corporation").

                           W I T N E S S E T H:

      WHEREAS, the Shareholders are the collective owners of Seventy-eight Thousand (78,000) shares of Common Stock, $10.00 par value per share, of the Corporation, which shares represent one hundred (100%) percent of the issued and outstanding shares of capital stock of the Corporation (herein collectively referred to as the "Shares"), as follows:

      SHAREHOLDER       NO. OF SHARES OWNED      PERCENTAGE OWNERSHIP
      -----------       -------------------      --------------------
      Trust B                 72,869                 93.4217949%
      G. Bauer Trust           5,131                  6.5782051%
                               -----                 ------------
      Total                   78,000                 100.00%; and

      WHEREAS, the Shareholders desire to sell all of the Shares to the Purchaser, and the Purchaser desires to purchase the Shares from the Shareholders, all upon the terms and conditions set forth herein; and

      WHEREAS, this Agreement sets forth the terms and conditions to which the parties have agreed and further contemplates the execution and delivery of certain collateral agreements and the consummation of certain related transactions hereinafter described;

      NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties, and subject to the terms and conditions set forth herein, the parties agree as follows:

      Section 1. SALE AND PURCHASE OF THE SHARES. The Shareholders, upon and subject to the terms and conditions set forth herein, hereby agree to sell, assign and convey to the Purchaser, free and clear of all security interests, pledges, liens, charges and encumbrances, all the Shares, and the Shareholders hereby agree to transfer and deliver to the Purchaser at the Closing the certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank. The Purchaser, upon and subject to the terms and

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conditions set forth herein, hereby agrees to purchase and accept the Shares for the consideration set forth in Section 2 hereof.

      Section 2.  PURCHASE PRICE.

            Section 2.1 The total purchase price for the Shares shall be ELEVEN MILLION ONE HUNDRED TWENTY-FIVE THOUSAND AND NO/100 ($11,125,000.00) DOLLARS, as adjusted pursuant to Section 2.2 below (the "Purchase Price") payable at the Closing (as hereinafter defined) by the Purchaser to the Shareholders by wire transfer in accordance with the Letter of Direction delivered to the Purchaser from the Shareholders in the form of EXHIBIT "A" attached hereto.

            Section 2.2 Notwithstanding the provisions of Section 2.1 above, the Purchase Price shall be adjusted on a dollar-for-dollar basis to reflect the net income (upward adjustment) or net loss (downward adjustment) generated by the Corporation from the date of the Interim Financial Statements (as defined below) to the date of Closing. For the purpose of calculating net income pursuant to this section, dividends shall be treated as an expense to be deducted from net income.
            Section 2.3 Notwithstanding the provisions of Section 2.1 above, the
      G. Bauer Trust may receive the Corporation's Florida Real Estate (as defined below) as partial payment of its allocable share of the Purchase Price in lieu of immediately available funds, provided the Purchaser and the Shareholders mutually agree on the fair market value of the Florida Real Estate at or prior to the Closing in accordance with the provisions hereinbelow stated or in accordance with a separate written agreement between the G. Bauer Trust and the Corporation to purchase the Florida Real Estate.

      Section 3. REPRESENTATIONS AND WARRANTIES OF TRUST B. Trust B represents and warrants to and agrees with the Purchaser that, except as contemplated in this Agreement or as set forth in, or by reference in, the disclosure letter delivered by Trust B to the Purchaser prior to the execution and delivery of this Agreement (collectively, the "Shareholder's Disclosure Letter"), the form of which is attached hereto as Exhibit "B":

            Section 3.1. ORGANIZATION AND STANDING OF THE CORPORATION. The Corporation is a corporation duly incorporated, organized, validly existing and in good standing under the laws of the State of Illinois. The Corporation has full corporate power and authority to conduct its business as it is now being conducted and is not qualified to do business as a foreign corporation in any other jurisdiction. Schedule 3.1 to the Shareholder's Disclosure Letter contains complete and correct copies of the Articles of Incorporation including any amendments thereto and By-Laws of the Corporation as in effect on the date hereof.

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            Section 3.2. SUBSIDIARIES. The Corporation has no subsidiaries.
      Further, the Corporation does not, except for investments with Stein Roe and Farnham Mutual Funds made in the ordinary course of business, (i) own, directly or indirectly, any of the outstanding capital stock or securities convertible into capital stock of any other corporation, or (ii) own, directly or indirectly, any participating interest in any partnership, joint venture or other business enterprise.

            Section 3.3. CAPITAL STOCK. The authorized capital stock of the Corporation consists of One Million (1,000,000) shares of Common Stock, $10.00 par value per share, of which, on the date of this Agreement Seventy-eight Thousand (78,000) shares are validly issued and outstanding, fully paid and nonassessable and one hundred (100%) percent of which are owned by the Shareholders. There are 22,000 shares of the Corporation's Common Stock, $10.00 par value, held in treasury stock. The Corporation does not have any outstanding subscriptions, options or other agreements or commitments obligating it to issue shares of capital stock.

            Section 3.4. FINANCIAL STATEMENTS, ETC. The following audited and unaudited financial statements of the Corporation have been delivered to the Purchaser and are attached as Schedule 3.4 to the Shareholder's Disclosure Letter:

                  (a) the audited consolidated balance sheet of the Corporation as of August 31, 1995 and August 31, 1994 (the "Audited Balance Sheet") and the audited statements of income and retained earnings and cash flows for the years ended August 31, 1995, August 31, 1994 and August 31, 1993 (together with related notes and schedules), which financial statements contain a report of the Corporation's independent auditors, reporting thereon (such balance sheets, the related statements of income and retained earnings and cash flows, and the related notes and schedules, being hereinafter together referred to as the "Audited Financial Statements"); and

                  (b) the unaudited consolidated balance sheet of the
            Corporation as of July 31, 1996 (the "Interim Balance Sheet") and the related unaudited statement of income for the eleven (11) month period then ended (together with related notes and schedules) (such balance sheet and related statements of income, and the related notes and schedules, being hereinafter together referred to as the "Interim Financial Statements").

            The Audited Financial Statements and the Interim Financial Statements (collectively, the "Financial Statements"), including the related notes and schedules, have been prepared from the books and records of the Corporation in conformity with generally accepted accounting principles ("GAAP") applied by the Corporation on a basis consistent with preceding years and in the case of the Interim Financial Statements, the preceding months, and present fairly the financial position of the Corporation as of the dates of such statements, subject with respect to the Interim

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      Financial Statements to year-end adjustments and to the absence of a physical inventory and certain statements, notes and schedules.

            The trade accounts and other receivables of the Corporation which are classified as current assets on the Audited Balance Sheet and the Interim Balance Sheet (collectively, the "Balance Sheets") are bona fide receivables, were acquired in the ordinary course of business, are stated in accordance with GAAP and, subject to the reserve for doubtful accounts, are believed to be good and collectible, and are not subject to any factoring arrangement.

            The LIFO and FIFO inventories of the Corporation reflected on the Balance Sheets have been valued in accordance with GAAP. There have been no write-ups of inventories or other assets except as set forth in the Shareholder's Disclosure Letter.

            The Corporation has no material liabilities of the type and in amounts required to be reflected or disclosed in a balance sheet (or notes thereto) prepared in accordance with GAAP other than:

            (i) those set forth or reserved against in the Interim Balance
            Sheet,

            (ii) those incurred since the date of the Interim Balance Sheet in the ordinary course of business,

            (iii) those disclosed in the Shareholder's Disclosure Letter, and

            (iv) those referred to in this Agreement or that exist by reason of this Agreement.

            The Corporation's books of account have been kept in all material respects in the ordinary course of business in accordance with GAAP, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Corporation have been properly recorded in such books in all material respects.

            Section 3.5. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since August 31, 1995, the Corporation has not:

                  (a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) or granted or agreed to grant any options, warrants or other rights calling for the issuance thereof;

                  (b) borrowed or agreed to borrow any funds or incurred, or become

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            subject to, any obligation or liability (absolute or contingent)
            except in the ordinary course of business;

                  (c) paid any obligation or liability (absolute or contingent)
            other than current liabilities reflected in or shown on the Corporation's Financial Statements (or the notes thereto) and obligations or liabilities incurred since the date thereof and permitted to be so incurred by the foregoing clause (b) of this
            Section 3.5;

                  (d) except as specifically approved in writing by the
            Purchaser or disclosed on the Interim Financial Statements, declared or made, or agreed to declare or make, any payment of dividends or distribution of any assets of any kind whatsoever to the Shareholders (except the Florida Real Estate which shall be conveyed to the G. Bauer Trust at Closing in lieu of that portion of the Purchase Price equal to the fair market value of such Florida Real Estate on or about the Closing Date), or purchased or redeemed any shares of its capital stock;

                  (e) sold or transferred, or agreed to sell or transfer, any of its assets, properties or rights, or cancelled or agreed to cancel, any debts or claims, in each case except in the ordinary course of business;

                  (f) except for this Agreement, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase substantially all of the assets, properties or rights of the Corporation (including management and control thereof), or requiring the consent of any party to the transfer and assignment of such assets, properties or rights (or changes in management or control thereof), or providing for the merger or consolidation of the Corporation with or into another corporation;

                  (g) suffered any material losses or waived any rights of
            material value;

                  (h) except in the ordinary course of business, made or
            permitted any amendment or termination of any contract, agreement or license to which it is a party;

                  (i) except as otherwise disclosed in writing to Purchaser or in the ordinary course of business consistent with past practices, made any accrual or arrangement for a payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

                  (j)   except with respect to the newly-elected President and

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            Secretary of the Corporation in December of 1995, increased the rate of compensation payable or to become payable by it to any of its officers or key employees compensated at a rate in excess of $15,000 per annum; or made any increase in any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any such officers or key employees;

                  (k) except as otherwise disclosed in writing to Purchaser or in the Interim Financial Statements, made any capital expenditures or commitments therefor aggregating more than $10,000, or committed to purchase inventories, parts, supplies or other items in excess of its normal, ordinary and usual requirements or at excessive prices, all computed based on historical practices of the Corporation;

                  (l)   experienced any significant labor trouble;

                  (m) suffered any damage, destruction or loss, whether or not covered by insurance, which materially and adversely affects its assets or business, or had any material adverse change in the business, operations, financial condition or prospects of the Corporation; or

                  (n) made any loan or advance to any shareholder, officer,
            director or employee;

            Between the date hereof and the Closing, Trust B shall not permit the Corporation to do any of the things listed in Clauses (a) through (n) of this Section 3.5 without the prior written consent of the Purchaser, which consent will not be unreasonably withheld, except as otherwise permitted by this Agreement.

            Section 3.6. TAX MATTERS. The Corporation has filed when due, including any extensions, all federal, state, county and local income, payroll, corporate franchise, sales, excise and use and ad valorem tax (collectively, "Tax") reports and returns in connection with the Corporation's business, assets and employees, and has paid and discharged all Taxes related to the assets or the business of the Corporation for the periods covered by such returns shown thereon to be due. The Corporation has made available to the Purchaser, to the extent requested by the Purchaser, all Tax reports and returns of the Corporation for all periods ending prior to the date hereof. The current liability for Federal, state and local taxes reflected on the Financial Statements, if any, represents at the date thereof, reasonable and adequate provision for the payment of all accrued and unpaid current Federal, state and local taxes of the Corporation based upon the Corporation's tax structure. No assessments of deficiencies have been made against the Corporation, and no extensions of time are in effect for the filing of any returns or the assessment of deficiencies. No examinations by the Internal Revenue Service of the Federal income tax returns of the Corporation

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      for any taxable year are presently pending. In the event that after the
      Closing, a deficiency is determined in the amount of Federal, state or local tax payable by the Corporation, which deficiency relates to periods prior to the Effective Date of Closing, then in that event, Trust B, in the manner set forth in Section 9 hereof, shall be fully responsible for and shall indemnify and hold the Purchaser and the Corporation harmless from the payment of any such deficiency, tax liability, penalty, interest, loss, costs, expenses or claim (including reasonable attorney and accountant fees) with respect thereto.

            Except as set forth on Schedule 3.6 to the Shareholder's Disclosure Letter, the Corporation has not received notice of any Tax deficiency outstanding, proposed or assessed against or allocable to the Corporation, nor has the Corporation executed any waiver of any statute of limitations on the assessment or collection of any Tax.

            Section 3.7. CONTRACTS AND COMMITMENTS. Schedule 3.7 to the Shareholder's Disclosure Letter is a complete and accurate listing of all mortgages, liens, licenses, leases, sales representation agreements, purchase orders (with unexpired terms of more than 12 months) and all other executory contracts, undertakings, commitments and agreements of the Corporation, to which or by which it is bound, whether written or oral,
      (i) entered into in the ordinary course of business involving the payment by or to the Corporation of more than $20,000.00 in the aggregate with respect to any such contract, undertaking, commitment or agreement, (ii) entered into other than in the ordinary course of business, or (iii) with any of the Corporation's or Shareholders' Affiliates (the "Contracts"). For the purposes of this Agreement, the term "Corporation's and Shareholders' Affiliates" shall include all "affiliates" of the Corporation and the Shareholders as such term is defined in the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. All of the Contracts have been duly executed by the Corporation, are currently in effect, are valid and binding upon the Corporation and are enforceable in accordance with their terms. Neither the Corporation nor the Shareholders are aware of any facts that would prevent the performance of any of the Contracts. To the best of Trust B's knowledge, neither the Corporation nor any other party is in default under any one or more of the Contracts. No claim of default has been asserted by the Corporation or any such other party. To the best of Trust B's knowledge, the Corporation has committed no act and there has been no omission which will result in the breach by it of any Contract. To the best of Trust B's knowledge, there has been no occurrence which will give rise to product liability or breach of warranty, not covered in full by insurance, on the part of the Corporation arising out of products sold, designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered by the Corporation prior to the Closing.

            Section 3.8. REAL AND PERSONAL PROPERTY AND RELATED MATTERS.
      Schedule 3.8 to the Shareholder's Disclosure Letter is a complete list of all real property and improvements, and all personal property (including all major items of furnishings,

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      equipment and automobiles) owned by the Corporation. The assets reflected in Schedule 3.8 to the Shareholder's Disclosure Letter and in the Corporation's Financial Statements were, at the date thereof, and, except for assets consumed or disposed of in the ordinary course of business since the date thereof, are now owned by the Corporation by good and marketable title, free and clear from all security interests, mortgages, liens, claims, defects and encumbrances except liens, charges or encumbrances discussed or referred to in the Corporation's Financial Statements, the related notes or schedules thereto or in Schedule 3.8 to the Shareholder's Disclosure Letter. All such assets are in good operating condition and repair, subject to ordinary wear and tear. All of such assets (including the Real Estate, as hereinafter defined) have been properly maintained, with no extraordinary maintenance planned or anticipated, and are adequate and sufficient for the operation of the Corporation's business as historically operated by the Corporation. There are no material capital expenditures currently contemplated or necessary to maintain the current operation of the Corporation's business. It is contemplated that the real estate and improvements thereon owned by the Corporation located at 12658 Buttonbush Place, Bonita Springs, Florida 33923 (the "Florida Real Estate") may be distributed to the G. Bauer Trust as set forth in Section 2.3 hereinabove.

            Section 3.9. LITIGATION AND PROCEEDINGS. Except as set forth in
      Schedule 3.9 to the Shareholder's Disclosure Letter, there are no actions, suits or proceedings pending or, to the knowledge of Shareholders, threatened against or affecting the Corporation or the Shareholders, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involve the possibility of any judgment or liability not fully covered by casualty or liability insurance; and the Corporation is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality. To the best of Trust B's knowledge, the Corporation has complied in all respects with all applicable Federal, state, municipal and other political subdivision or governmental agency statutes, ordinances and regulations, including without limitation, those imposing taxes, in every applicable jurisdiction, in respect of the ownership of its properties and the conduct of its business.

            Section 3.10. INSURANCE COVERAGE. Schedule 3.10 to the Shareholder's Disclosure Letter is a list of all policies and contracts of insurance, including hospitalization, life, property, liability and worker's compensation, showing policy limits, expiration dates, types of coverage and names of insured. The Corporation maintains policies of casualty, liability, use and occupancy, and other forms of insurance with reputable and financially sound insurers, covering its properties and assets in amounts and against such losses and risks as the Corporation believes are adequate for its business and properties, and valid policies for such insurance are now duly in force.

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            Section 3.11. EMPLOYEES, COMPENSATION AND BENEFITS. Schedule 3.11 to
      the Shareholder's Disclosure Letter is a list of all bonus, incentive, compensation, disability pension, profit sharing, group insurance or employee welfare plans of any nature whatsoever (collectively, the "Plans"); and all employment contracts and all other contracts, agreements or commitments to or with individual employees or agents extending for a period of more than thirty (30) days from the date thereof or providing for earlier termination only upon the payment of a penalty, severance pay or an equivalent thereof.

                  (a) Except as set forth on Schedule 3.11(a) to the
            Shareholder's Disclosure Letter, there are no written employment agreements in effect between the Corporation and any of its employees and no collective bargaining agreements covering any such employees. The Corporation's employees are not members of a collective bargaining group and, to the best of Trust B's knowledge and belief, no union organizing activities are in process or contemplated. The only pension, profit sharing or other retirement plans, whether or not qualified, in effect by the Corporation are the deferred compensation plans of James T. Bauer and Anthony W. Reibel (more fully described in Subsection 3.11[f] below), the Corporation's 401(k) Plan, qualified profit sharing plan and officer's non-qualified profit sharing bonus plan, a true and complete copy of each of which have been provided to the Purchaser. The Corporation does not contribute or have any obligation to make any payments or contributions to a multi-employer plan, as that term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Corporation does not have any actual or potential liability under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan.

                  (b) The Corporation is in material compliance with all
            applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours of employees, and there is no labor strike, dispute, slowdown or representation campaign or work-stoppage pending or threatened with respect to employees of the Corporation, nor has the Corporation experienced any of the foregoing within the preceding three (3) years.

                  (c) There is not, to the best of Trust B's knowledge, any
            pending or threatened, unfair labor practice complaint against the Corporation pending before any relevant authority or union representation petition respecting the employees of the Corporation. Trust B shall be fully responsible for and shall indemnify and hold the Purchaser and the Corporation harmless from any and all losses, damages, claims, costs, and expenses (including reasonable attorney and accountant fees) with respect to any such complaints which complaints are filed prior to the Closing or which arise directly from actions of the

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            Corporation or the Shareholders prior to the Closing.

                  (d) The Plans comply in all respects with the requirements of all applicable laws. There are no actions, suits, claims or investigations pending or threatened with respect to any Plan. There is no liability required to be accrued under the Plans except to the extent reflected in the Corporation's Financial Statements. The Corporation has made, set aside or provided accrual for, funds to make full payment of all amounts which the Corporation is required to pay prior to the date hereof under the terms of each Plan, or under any governmental rule or regulation relating to employment matters. The present value of the vested accrued benefits, if any, under each Plan does not exceed the current value of the assets of each Plan. To the best of Trust B's knowledge, no termination of any Plan by the Corporation at or prior to the Closing has resulted or will result in the imposition of any liability on the Corporation.

                  (e) Each "Group Health Plan" (within the meaning of Section
            162(i)(3) of the Internal Revenue Code of 1986) maintained by the Corporation has, as of the first day of each Group Health Plan's first plan year beginning on or after September 1, 1987, been administered in good faith compliance with the reasonable interpretation of the continuation coverage requirements contained in Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

                  (f) The Corporation is obligated to pay to Anthony W. Reibel and James T. Bauer, and their respective spouses upon each of their respective retirements or deaths, certain deferred compensation amounts described and detailed on Schedule 3.11(f) to the Shareholder's Disclosure Letter (the "Deferred Compensation"). The amount of the present value of the future payments, which totals not more than $300,000.00 to each person, has been accrued by the Corporation on its books for payment of the Deferred Compensation, and constitutes an obligation of the Corporation, which by its execution of this Agreement, the Purchaser hereby acknowledges.

            Section 3.12. PATENTS, TRADEMARKS AND LICENSES. Schedule 3.12 to the Shareholder's Disclosure Letter contains a complete and accurate list of all domestic and foreign patents, patent applications, licenses, trademarks, trademark applications, trade names, trade name applications, copyrights and copyright applications owned by or licensed to the Corporation or in which the Corporation has any right or interest whatsoever, all of which are valid and in good standing. The Corporation owns or has all rights necessary to use all patents, inventions, trademarks and copyrights necessary for the conduct of its business as currently conducted, and the conduct of such business does not, to the best of Trust B's knowledge, conflict with or infringe upon any patent, trademark, trade name, trade secret or copyright of

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      others. The Corporation has received no notice of any claim of infringement or other complaint that its operations conflict with or infringe upon the patents, trade names, trademarks, trade secrets or copyrights of others.

            Section 3.13. ENVIRONMENT AND HEALTH.

                  (a) To the best of Trust B's knowledge and belief after
            diligent investigation and inquiry, and except as disclosed in the Phase II (as defined in Section 5.3 below), the real estate and improvements thereon owned and/or leased by the Corporation located at 11333 West Melrose Street, Franklin Park, Illinois, more particularly described in Schedule 3.13 of the Shareholder's Disclosure Letter (hereinafter collectively referred to as the "Real Estate") and its existing uses comply, and except for the Corporation's liability with respect to the "Midco Site" in Indiana (which has been previously disclosed to Purchaser and accrued for on the Corporation's Financial Statements), the Corporation is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of the Real Estate and the conduct of the Corporation's business operations, any applicable statutes, laws, rules, regulations, ordinances, codes, licenses or permits of any governmental authorities relating to environmental matters including without limitation the Comprehensive Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Toxic Substance Control Act of 1976.

                  (b) To the best of Trust B's knowledge and belief after
            diligent investigation and inquiry, and except as disclosed in the Phase II, the Corporation has (i) operated the Real Estate and has at all times received, handled, used, stored, treated, shipped and disposed of all hazardous and toxic substances, petroleum products and waste in compliance with all applicable environmental, health or safety statutes, ordinances, orders, rules, regulations and requirements, and (ii) removed from and off the Real Estate all hazardous or toxic substances, petroleum products and waste.

                  (c) To the best of Trust B's knowledge and belief after
            diligent investigation and inquiry, and except as disclosed in the Phase II, there are no statutes, orders, rules or regulations relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to any of the Real Estate. The Corporation has not received any notice of any of the same.

                  (d) To the best of Trust B's knowledge and belief after
            diligent investigation and inquiry, and except as disclosed in the Phase II, and further except in compliance with all applicable environmental health or safety statutes, ordinances, rules or regulations, no hazardous or toxic materials,

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            substances, pollutants, contaminants or wastes have been released into the environment, or deposited, discharged, placed or disposed of at, on or near the Real Estate by the Corporation, nor has the Real Estate been used at any time by the Corporation as a landfill or a waste disposal site. To the best of Trust B's knowledge and belief after diligent investigation and inquiry, and except as disclosed in the Phase II, no asbestos, urea formaldehyde or polychlorinated biphenyls are present on the Real Estate. To the best of Trust B's knowledge and belief after diligent investigation and inquiry, and except as disclosed in the Phase II, there have never been any underground storage tanks located at the Real Estate.

                  (e) Except with respect to the "Midco Site" as previously
            disclosed, no notices of any violation of any of the matters referred to in subsections (a) through (d) of this Section 3.13 relating to Real Estate or its use have been received by the Corporation. Except with respect to the "Midco Site" as previously disclosed, there are no writs, injunctions, decrees, orders or judgments outstanding and no lawsuits, claims, proceedings or investigations pending or threatened, relating to the ownership, use, maintenance or operation of any of the Real Estate and, to the best of Trust B's knowledge, there is no basis for the institution of filing of any such lawsuit, claim, proceeding or investigation.

                  (f) No employee of the Corporation has submitted a claim to the Corporation or filed suit alleging that such employee suffers from chronic injury or illness resulting from exposure to toxic substances, hazardous substances or manufacturing processes used in connection with the Corporation's business or present at the place of business of the Corporation.

            Section 3.14. LICENSES, PERMITS AND AUTHORIZATIONS. Schedule 3.14 to the Shareholder's Disclosure Letter is a list of each permit, license or similar authorization from any governmental authority issued with respect to the operation or ownership of the Corporation, and which is material to the operation or ownership of such properties with the expiration dates of each. All such licenses, permits, approvals, consents and other governmental or regulatory authorizations held by the Corporation are valid and sufficient for all business conducted by it (including all permits necessary for the operation and use of the Real Estate and for the disposal of any wastes or other substances generated or used in the operation of the Corporation's business or the Real Estate). The Corporation has not received notice of any violation by the Corporation, and to the best of Trust B's knowledge, the Corporation's business is being conducted in compliance with all applicable laws, ordinances, rules and regulations of all governmental authorities, including, without limitation, export rules and regulations.

            Section 3.15. AMERICANS WITH DISABILITIES ACT. The Corporation has not received notice of any violation by the Corporation, and to the best of Trust B's knowledge, the Corporation is not in violation of and has not been in violation of, the Americans with Disabilities Act, including rules and regulations thereunder, or any other federal, state, local or foreign laws, including rules and regulations thereunder, regulating or otherwise affecting persons with disabilities.

            Section 3.16. INVENTORIES. No material amount of the inventories of the Corporation are obsolete, defective or otherwise not saleable in the ordinary course of business. The levels of the inventories currently on hand are not in excess of or less than that necessary for the operation of the Corporation's business in the ordinary course of business consistent with past practices of the Corporation.

            Section 3.17. NON-OWNED PROPERTY. All tangible personal property located at the Corporation's facility situated at 11333 W. Melrose Street, Franklin Park, Illinois and on the Florida Real Estate is owned by the Corporation and has been included in the Corporation's Financial Statements.

            Section 3.18. GUARANTEES, ETC. BY THE CORPORATION. The Corporation has not given any guarantee, indemnity, warranty or bond, or incurred any other similar obligation or created any security for or in respect of, liabilities, actual or contingent, of any other person.

            Section 3.19. OSHA. The Corporation has not received notice of any violation by the Corporation, and to the best of Trust B's knowledge, the Corporation is not in violation of and has not been in violation of, the Occupational Safety and Health Act of 1970, including rules and regulations thereunder, or any other federal, state, local or foreign laws, including rules and regulations thereunder, regulating or otherwise affecting employee health and safety.

            Section 3.20. CUSTOMERS. Trust B has no knowledge or information or reason to believe that any of the Corporation's customers has ceased, or intends to cease, to acquire products or services from the Corporation or has reduced, or intends to reduce, the use of the products or services sold by the Corporation for any reason or as a result of the transaction contemplated by this Agreement.

            Section 3.21. OFFICERS, DIRECTORS AND EMPLOYEES. Schedule 3.21 to the Shareholder's Disclosure Letter contains a list of all officers and directors of the Corporation, and all employees whose aggregate remuneration is in excess of $20,000.00 per year. There are no amounts owed to any officer, director or employee of the Corporation other than as reflected in the Corporation's Financial Statements or on Schedule 3.21 to the Shareholder's Disclosure Letter for the periods covered thereby. To the best of Trust B's knowledge, no officer, director or employee of the Corporation, or any affiliate of the Corporation, owns, directly or indirectly, beneficially or otherwise, any interest in, or is an employee, officer or director of, or a consultant, agent for or representative of, any customer, competitor or supplier of the Corporation, except for purchases from Bartlett Sports, Inc. (an entity owned by Bernard J. Bauer, III) in an amount less than $10,000.00 per year.

            Section 3.22. ABSENCE OF ADVERSE AGREEMENTS. The Corporation is not a party to any instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, award, rule or regulation which materially and adversely affects the business, properties, assets or condition, financial or otherwise, of the Corporation.

            Section 3.23. NO DEFAULTS. The Corporation is not in default under, nor has any event occurred which with notice or lapse of time or both, could result in a waiver of any material right or default under, any outstanding indenture, mortgage, contract or agreement to which the Corporation is a party or by which the Corporation or its assets may be bound, or under any provision of the Corporation's Articles of Incorporation or By-Laws (or comparable instruments).

            Section 3.24. BANKS AND SIGNATORIES. Schedule 3.24 to the Shareholder's Disclosure Letter contains a list setting forth the name of each bank, savings and loan or other financial institution in which the Corporation has any account or safe deposit box, the style and number of each such account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

            Section 3.25. NO CONFLICTS. The execution and performance of this Agreement and the transactions contemplated hereby will not violate any provision of or result in a breach of or constitute a default under the Articles of Incorporation or By-Laws of the Corporation, or under any law, or any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, or under any contract, agreement or instrument to which the Corporation is a party or by which its properties may be bound.

            Section 3.26. BOOKS AND RECORDS. The books and records of the Corporation are in all material respects complete and correct and have been maintained in accordance with good business practice and reflect a true record of all meetings or proceedings of the Board of Directors and shareholders of the Corporation.

            Section 3.27. BROKERS. Trust B is obligated under a contract or other agreement for the payment to American National Bank and Trust Company ("Trust B's Broker") of a broker's or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement. The Corporation is not obligated to pay any such fee to Trust B's Broker or to any other broker in connection with the origin, negotiation, execution or performance of this Agreement. Trust B warrants to Purchaser that Trust B shall pay Trust B's Broker as and when such Broker's fee become due and payable, and shall indemnify and hold the Purchaser harmless of and from any claim by Trust B's Broker for payment of any portion of such fee.

            The G. Bauer Trust is not obligated under any contract or other agreement for the payment of a broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement, and shall indemnify and hold the Purchaser harmless of and from any claim by any person claiming to be a broker for the G. Bauer Trust for payment of any portion of such broker's fee.

            Section 3.28. INSPECTIONS. Subject to the continuing obligations of the parties under the existing nondisclosure agreement, between the date hereof and the date of Closing, the Shareholders shall afford the Purchaser and its agents the opportunity to make full and complete inspection of (i) the Corporation's books and records (including without limitation, the Corporation's customer list, Financial Statements, tax returns, accounts receivable, accounts payable, etc.), (ii) the Corporation's assets (including without limitation, the inventory and tangible and intangible personal property) and (iii) the Real Estate (including all mechanical equipment, the roof, the structural integrity of the improvements on the Real Estate, the interior of the improvements and the environmental condition of the Real Estate).

            Section 3.29. TITLE TO SHARES AND AUTHORITY. The Shareholders have valid and marketable title to the Shares, free and clear of any security interests, pledges, liens or similar encumbrances, and the Shareholders have full right, power and authority and due authorization to sell and transfer such Shares hereunder, and upon the delivery of and payment for such Shares the Shareholders will transfer to the Purchaser valid and marketable title thereto, free and clear of any security interests, pledges, liens or similar encumbrances. This Agreement constitutes the valid and legally binding obligation of the Shareholders, enforceable in accordance with its terms.

            Section 3.30. DISCLOSURE. Neither this Agreement, the Schedules attached hereto, the minute books of the Corporation, nor any other document furnished by the Corporation or the Shareholders to the Purchaser contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading, and except as disclosed herein or therein, there is no fact (other than matters of a general economic or a political nature which do not effect the business of the Corporation uniquely) known to the Shareholders which materially adversely effects or in the future can be reasonably expected to materially adversely effect the properties, business, operations or financial condition or prospects of the Corporation.

            Section 3.31. CONDUCT OF BUSINESS. Except as otherwise contemplated by this Agreement, from the date hereof until the date of Closing, the business of the Corporation will be conducted diligently and only in the ordinary course. For purposes of this Section, the phrase "ordinary course" shall mean the conduct of the business of the Corporation in the manner which the Corporation conducted its business in the last fiscal year ended prior to the execution of this Agreement.

      Section 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to and agrees with the Shareholders that:

            Section 4.1. ORGANIZATION, STANDING AND AUTHORITY OF THE PURCHASER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has full corporate power and authority to conduct its business as it is now being conducted, to enter into and carry out the provisions of this Agreement.

            Section 4.2. NO VIOLATION. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the Articles of Incorporation or By-Laws of the Purchaser, (ii) violate any provision of any agreement or other obligation to which the Purchaser is a party or by which the Purchaser is bound or to which its assets are subject, or (iii) violate or result in a breach of, constitute a default under, any judgment, order, decree, rule or regulation of any court or governmental agency to which the Purchaser is subject.

            Section 4.3. CORPORATE PROCEEDINGS OF THE PURCHASER. The execution, delivery and performance of this Agreement has been authorized by the Board of Directors of the Purchaser, and this Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms.

            Section 4.4. BROKERS. The Purchaser warrants to the Shareholders that the Purchaser shall pay Purchaser's broker such broker's fee or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement as and when such fee(s) become due and payable, and Purchaser shall indemnify and hold the Shareholders harmless of and from any claim by Purchaser's broker for payment of any portion of such fee. The Purchaser further represents and warrants to Trust B that no employee, officer, beneficiary or associated party of the Corporation or the G. Bauer Trust is acting as a broker for Purchaser in connection with the origin, negotiation, execution or performance of this Agreement.

      Section 5. CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to consummate the transaction contemplated hereby shall be subject to the satisfaction, on or before the Closing, of all of the following conditions unless expressly waived in writing by the Purchaser:

            Section 5.1. REPRESENTATIONS AND COVENANTS. All representations and warranties of Trust B contained in this Agreement shall be true in all respects on and as of the Closing as if such representations and warranties were made on and as of such date (except to the extent any such representation or warranty is made as of a specified date), and the Shareholders shall have performed all agreements and covenants to be performed by them, respectively, on or prior to the Closing.

            Section 5.2. OTHER LEGAL MATTERS. Legal matters in connection with this Agreement and the transaction contemplated hereby shall have been approved by Stumpf Falgout Craddock & Massey, counsel for the Purchaser, and the Shareholders shall have furnished to such counsel originals of such corporate records of the Corporation and copies of such other documents as such counsel may reasonably have requested for such purpose.

            Section 5.3. ENVIRONMENTAL CONDITION. The environmental condition of the Real Estate shall have been approved by the Purchaser, its lenders and advisors. In the event the environmental condition of the Real Estate, as disclosed in the Phase II environmental study to be conducted by Trust B and Purchaser on the Real Estate (the "Phase II"), is such that any remediation is required in order to make the Real Estate acceptable to the Purchaser, its lenders and advisors, then prior to Closing, the Purchaser and the Shareholders shall have agreed upon a mutually acceptable mechanism pursuant to which the Shareholders, at their sole cost and expense, shall formulate, effect and complete a "Response Action" to remediate the contamination and implement the recommendations stated in the Phase II.

            Section 5.4. ABSENCE OF LITIGATION. Except as previously disclosed to the Purchaser in writing, no litigation, governmental action, insolvency, receivership or other proceeding shall have been threatened, asserted or commenced with respect to the transaction contemplated herein.

            Section 5.5. CLOSING RESPONSIBILITIES. The Shareholders shall have delivered or caused to be delivered each of the items described in Section
      7.3 hereof.

            Section 5.6. REGULATORY APPROVAL. Purchaser, Shareholders and the Corporation shall have received from appropriate third parties and regulatory agencies, any and all approvals necessary to consummate the transaction evidenced by this Agreement.

            Section 5.7. NO DAMAGE OR DESTRUCTION. Prior to the Closing Date, there shall not have occurred any casualty to any facility, property, equipment or inventory owned or used by the Corporation as a result of which either (a) the monetary amount of damage or destruction aggregates five (5%) percent or more of the aggregate book value shown on the books of account of the entire facilities, properties, equipment and inventory of the Corporation, or (b) the total monetary amount of damage or destruction is less than five (5%) percent of the aggregate book value shown on the books of account of the entire facilities, properties, equipment and inventory of the Corporation, but more than $140,000, and such loss shall not be substantially covered by valid, existing insurance underwritten by responsible insurers.

      Section 6. CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS. The obligation of the Shareholders to consummate the transaction contemplated hereby shall be subject to the satisfaction, on or before the Closing, of all of the following conditions, unless expressly waived in writing by the Shareholders:

            Section 6.1. REPRESENTATIONS AND COVENANTS. All representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing as if such representations and warranties were made on and as of such date and the Purchaser shall have performed all agreements and covenants to be performed by it on or prior to the Closing.

            Section 6.2. OTHER LEGAL MATTERS. Legal matters in connection with this Agreement and the transaction contemplated hereby shall have been approved by Chapman & Cutler, counsel for Trust B and the Corporation, and the Purchaser shall have furnished to such counsel originals of such corporate records of the Purchaser and copies of such other documents as such counsel may reasonably have requested for such purpose.

            Section 6.3. CLOSING RESPONSIBILITIES. The Purchaser shall have delivered or caused to be delivered each of the items described in Section
      7.4 hereof.

            Section 7. THE CLOSING.

            Section 7.1. DATE, TIME AND PLACE. Except as otherwise mutually agreed by the Purchaser and the Shareholders, the closing (the "Closing") shall occur at the offices of Chapman & Cutler, 111 West Monroe Street, Chicago, Illinois 60603, at 10:00 a.m. local time, on October __, 1996, or at such other time and place as the parties may mutually agree upon, but in no event shall Closing occur prior to the satisfaction of the conditions set forth in Section 5 above.

            Section 7.2. EFFECTIVE DATE OF CLOSING. The Closing shall be effective as of 12:01 a.m. on October __, 1996 (the "Effective Date of Closing").

            Section 7.3. THE SHAREHOLDERS' RESPONSIBILITIES AT CLOSING. At the Closing, the Shareholders shall deliver, or cause to be delivered, to the Purchaser the following:

                  (a) STOCK CERTIFICATES. The certificates evidencing the
            Shares, duly endorsed in blank, or accompanied by stock powers duly executed in blank.

                  (b) RESIGNATIONS. The resignations of those officers and
            directors
            of the Corporation as may be requested by the Purchaser, which shall be specified by Purchaser to Trust B at least five (5) days prior to Closing.

                  (c) TERMINATION OF EMPLOYMENT CONTRACT WITH JIM BAUER. An
            instrument duly executed by the Corporation and James T. Bauer ("J. Bauer") terminating that certain Employment Agreement dated January 15, 1982 (the "J. Bauer Employment Contract") between the Corporation and J. Bauer, and in which instrument of termination, J. Bauer releases the Corporation from any further obligations under the J. Bauer Employment Contract from and after the effective date of termination.

                  (d) CORPORATE RECORDS. The minute books, stock certificate books, corporate seals and other corporate books, records, data and papers of the Corporation, and the original Owner Policy of Title Insurance for the Real Estate.

                  (e) CERTIFICATE OF TRUST B. A Certificate executed by Trust B confirming the satisfaction of the conditions set forth in Section 5.1.

                  (f) OPINION OF COUNSEL. (i) The opinion of Chapman & Cutler, counsel for Trust B and the Corporation, dated the Closing Date, in the form attached as Exhibit "C" to this Agreement; and (ii) the opinion of Tom Metskas, counsel for the G. Bauer Trust, dated the Closing Date, with respect to the representation and warranty set forth in Section 3.29 above, but solely as it relates to the shares of the Corporation held by the G. Bauer Trust.

                  (g) CLOSING FINANCIAL STATEMENTS. The audited consolidated balance sheet of the Corporation as of August 31, 1996 (the "Audited 8/31/96 Balance Sheet") and the audited statements of income and retained earnings and cash flows for the year ended August 31, 1996 (together with related notes and schedules), which financial statements contain a report of the Corporation's independent auditors, reporting thereon (such balance sheets, the related statements of income and retained earnings and cash flows, and the related notes and schedules, being hereinafter together referred to as the "Audited 8/31/96 Financial Statements"); and the unaudited consolidated balance sheet of the Corporation for the period from August 31, 1996 through the date of Closing (the "Closing Balance Sheet") and the related unaudited statement of income for the period from August 31, 1996 through the date of Closing (together with related notes and schedules) (such balance sheet and related statements of income, and the related notes and schedules, being hereinafter together referred to as the "Closing Financial Statements"). The Audited 8/31/96 Financial Statements and the Closing Financial Statements, including the related notes and schedules, shall be prepared from the books and records of the Corporation in conformity with GAAP and shall present fairly the financial position of the Corporation as of the dates of such statements.

            Section 7.4. THE PURCHASER'S RESPONSIBILITIES AT CLOSING. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the
      Shareholders:

                  (a) PURCHASE PRICE. The Purchase Price in the amount and in the manner set forth in Section 2 hereof.

                  (b) OPINION OF COUNSEL. The opinion of Stumpf Falgout Craddock
            & Massey, counsel for the Purchaser, in the form of Exhibit "D" to this Agreement.

      Section 8.  NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

            Section 8.1. NATURE OF STATEMENTS. All statements contained in any schedule or any certificate or other instrument delivered by or on behalf of the Shareholders or the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties made by the Shareholders or the Purchaser, as the case may be.

            Section 8.2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants, agreements and undertakings contained herein or in any Schedule, Certificate or other document shall remain operative and in full force and effect, and shall survive the Closing and the delivery of all consideration and documents pursuant to this Agreement, and shall continue in effect until the close of business on the two hundred seventieth (270th) day from and after the date of Closing (the "Indemnification Cutoff Date"). No claim may be made by the Purchaser or the Shareholders for indemnification pursuant to Section 9 or 10 of this Agreement or otherwise, or for any other relief pursuant to this Agreement or otherwise, in respect of any breach or failure of any representation or warranty on or after the Indemnification Cutoff Date.

      Section 9.   INDEMNIFICATION BY TRUST B AND RELATED MATTERS.

            Section 9.1. INDEMNIFICATION BY TRUST B. Trust B agrees to defend, indemnify and hold harmless the Purchaser and the Corporation, and their respective successors and assigns, from, against and in respect of any and all loss or damage resulting from:

                  (a) the breach by the Shareholders of any of the warranties, representations, covenants, agreements or undertakings contained herein;

                  (b) any Federal, state or local income tax liability
            (including any
            penalty and interest thereon) of the Corporation for which Trust B is obligated to indemnify the Purchaser and the Corporation pursuant to Section 3.6 hereof;

                  (c) the amount of any notes receivable, contracts receivable and accounts receivable (less the allowance for doubtful accounts set forth in the Corporation's Interim Balance Sheet) included in the Corporation's Financial Statements which have not been collected by the Corporation by February 28, 1997 (and Trust B shall have the right to collect any indemnified amount hereunder);

                  (d) any liabilities of the Corporation which are not included in the Corporation's Financial Statements as of the Effective Date of Closing;

                  (e) any liability arising out of any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing.

            Section 9.2. ENVIRONMENTAL INDEMNIFICATION BY TRUST B. Trust B agrees to defend, indemnify and hold harmless the Purchaser and the Corporation, and their respective successors and assigns (collectively, the "Indemnified Parties"), from, against and in respect of any and all loss or damage resulting from any claims, demands, obligations, penalties, fines, suits, liabilities, settlements, damages, losses, costs or expenses (including, without limitation, attorney consultant fees and expenses, investigations and laboratory fees and expenses, clean up costs, and court costs and other litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to the presence, disposal, release, threatened release, removal or production of any hazardous substances, solid wastes or other substances known or suspected to pose a threat to health or the environment which are on any portion of the Real Estate on the date of Closing, which were not disclosed in the Phase II and of which Trust B had or reasonably should have had knowledge of and did not disclose to Purchaser prior to Closing.

            Section 9.3. PROCEDURE FOR MAKING CLAIMS. If and whenever the Purchaser desires to claim indemnification by Trust B pursuant to the provisions of Section 9, the Purchaser shall promptly deliver to Trust B a certificate signed by the Chairman of the Board, President or Vice President of the Purchaser (the "Notice of Claim") (i) stating that the Purchaser or the Corporation, their successors and assigns, has paid or properly accrued losses, damages or expenses in an aggregate stated amount to which the Purchaser is entitled to indemnification pursuant to this
      Section 9, and (ii) specifying the individual items of loss, damage or expense included in the amount so stated, the date each such item was paid or properly accrued and the nature of the misrepresentation, breach of warranty or claim to which such item is related, provided, however, failure to notify Trust B shall relieve Trust B from liability only if it is prejudiced thereby. Trust B shall have the right to defend any claim by a third party at the expense of Trust B. The Purchaser and the Corporation, as the case may be, shall provide to Trust B prompt and complete disclosure of all pertinent information in the possession of or available to the Purchaser or the Corporation and shall extend full and timely assistance in the cooperation in the investigation of the defense of the claim, suit or action, with respect to which such indemnification is claimed. Trust B, in the defense of any such suit, action or proceeding, shall not consent to the entry of any judgment or decree except with the written consent of the Purchaser and the Corporation, nor enter into any settlement (except the written consent of the Purchaser and the Corporation) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Purchaser and the Corporation of a release from every liability in respect of such claim, suit, action or proceeding. In any defense of any claim by a third party, the Purchaser and the Corporation shall have the right (but shall not be obligated) to participate in such defense through counsel of its own selection and at its own expense.

            Section 9.4. AGGREGATE LIMITATION ON INDEMNIFICATION.
      Notwithstanding anything to the contrary contained in this Section 9, Trust B shall not be obligated to indemnify the Purchaser or the Corporation, or their respective successors and assigns, from the following:

                  (a) any claims resulting in loss, damage or costs to the
            Purchaser or the Corporation which, in the aggregate, do not exceed the sum of ONE HUNDRED FIFTY THOUSAND AND NO/100 ($150,000.00) DOLLARS (the "Aggregate Threshold"); and

                  (b)   any claim arising after the Indemnification Cutoff Date.

            Section 9.5. LIMITATION ON INDEMNIFICATION FOR MATTERS COVERED BY INSURANCE. Notwithstanding anything to the contrary contained in this
      Section 9, Trust B will not be required to indemnify the Corporation and the Purchaser to the extent that such matter requiring indemnification is covered and paid by the Corporation's or the Purchaser's insurance carrier(s). The Purchaser waives all rights of subrogation to the extent of the coverage and payments made by such insurance carrier(s) on an indemnity item hereunder, provided, however, such waiver of subrogation shall be inapplicable and void if it would cancel or void the Corporation's or the Purchaser's insurance coverage for an item subject to indemnity hereunder.

            The Purchaser represents to Trust B that waiver of subrogation under the Purchaser's current insurance coverage would not void any such coverage and the Purchaser will use its best efforts to continue coverage which permits the waiver of subrogation. In the event the Purchaser cannot obtain such coverage, it will promptly notify Trust B in writing so that it may attempt to obtain coverage for its potential liability at Purchaser's expense.

      Section 10. INDEMNIFICATION BY THE PURCHASER. The Purchaser agrees to defend, indemnify and hold harmless the Shareholders and their respective successors, assigns and personal representatives from, against and in respect of any and all loss or damage resulting from:

                  (a) any breach of the Purchaser's warranties and
            representations, or any misstatement or omission of facts, or failure to state facts necessary to make those statements made not misleading, under this Agreement, or from the breach of any covenant, agreement or undertaking contained herein; and

                  (b) any liability arising out of any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing.

      Section 11. EXPENSES. The Shareholders and the Purchaser shall pay their own respective expenses (including without limitation counsel and accounting fees and expenses) incident to the preparation and carrying out of this Agreement and the consummation of the transactions contemplated hereby. Trust B and the G. Bauer Trust shall divide all expenses, costs and fees in connection with the transaction evidenced by this Agreement, including but not limited to the costs associated with Section 5.3, the fees contemplated in Section 3.27, all as set forth in the Letter of Direction, the form of which is attached hereto as Exhibit "A". Such fees, expenses and costs shall be paid prior to the distribution of proceeds to Trust B and the G. Bauer Trust.

      Section 12. NOTICES. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and be: (i) sent by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified for such party herein; or (ii) deposited into the custody of a nationally recognized overnight delivery service such as Federal Express, addressed to such party at the address specified herein. Notices shall be effective on the date of delivery or receipt, or if delivery is not accepted, on the earlier of the date that delivery is refused or three (3) days after the notice is mailed pursuant to (i) preceding or the day after deposited into the custody of an overnight delivery service pursuant to (ii) preceding. For purposes hereof, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particularly person whose address is to be changed):

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            (a)  if to Trust B:

                        Mr. Reinhold Groh, Trustee
                        301 East Main Street, Suite 115
                        Barrington, IL 60010-3271
                        Telephone:  (847) 382-1590
                        Facsimile:  (847) 382-9375

                        with a copy to:

                        Kevin Kalinich, Esq.
                        Chapman & Cutler
                        111 W. Monroe
                        Chicago, IL  60603
                        Telephone:  (312) 845-2968
                        Facsimile:  (312) 701-2361

            (b) if to the G. Bauer Trust,

                        c/o Doris B. Hester, Trustee
                        1701 Habberton
                        Park Ridge, Illinois  60068

                        with a copy to:

                        Tom Metskas
                        35 West Wacker Drive, Suite 3700
                        Chicago, IL  60601

            (c) if to the Purchaser,

                        Industrial Holdings, Inc.
                        7135 Ardmore
                        Houston, TX  77054
                        Attention:  Robert Cone, C.E.O.
                        Telephone:  (713) 747-7287
                        Facsimile:  (713) 747-1025
                        with a copy to:

                        Michael B. Massey, Esq.
                        Stumpf Falgout Craddock & Massey
                        1400 Post Oak Boulevard, Suite 400
                        Houston, Texas 77056
                        Telephone:  (713) 871-0919
                        Facsimile:  (713) 871-0408

      Section 13. SATISFACTION OF CONDITIONS; TERMINATION.

            Section 13.1. BEST EFFORTS TO SATISFY CONDITIONS. The Shareholders agree to use their best efforts to bring about the satisfaction of the conditions specified in Section 5 hereof, and the Purchaser agrees to use its best efforts to bring about the satisfaction of the conditions specified in Section 6 hereof.

            Section 13.2. TERMINATION. This Agreement may be terminated, without liability on the part of any party hereto to any other party hereto, by:

                  (a) the Board of Directors of the Purchaser, if a material, uncured (after notice) default shall be made by the Shareholders in the observance or in the due and timely performance by the Shareholders of any of the covenants of the Shareholders herein contained, or if there shall have been a material breach by the Shareholders of any of the warranties and representations of the Shareholders herein contained, or if the conditions of this Agreement to be complied with or performed at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such non-compliance or non-performance shall not have been waived by the Purchaser; or

                  (b) the Shareholders, if a material, uncured (after notice)
            default shall be made by the Purchaser in the observance or in the due and timely performance by the Purchaser of any of the covenants of the Purchaser herein contained, or if there shall have been a material breach by the Purchaser of any of its warranties and representations herein contained, or if the conditions of this Agreement to be complied with or performed by the Purchaser at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such non-compliance or non-performance shall not have been waived by the Shareholders. In the event of termination by the Purchaser or the Shareholders as provided above, written notice shall forthwith be given to the other party.

      Section 14. MISCELLANEOUS.

            Section 14.1. FURTHER ASSURANCES. The Shareholders hereby agree to execute and deliver from time to time at the request of the Purchaser and without further consideration, such additional instruments of conveyance and transfer and to take such other action as the Purchaser may reasonably require more effectively to convey, assign, transfer and deliver the Shares to the Purchaser, and to effectuate the terms, agreements and covenants contained in this Agreement.

            Section 14.2. ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

            Section 14.3. SECTION AND PARAGRAPH HEADINGS. The Section and Paragraph headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            Section 14.4. AMENDMENT. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

            Section 14.5. ENTIRE AGREEMENT. This Agreement and the exhibits, schedules, certificates and documents referred to herein constitute the entire agreement of the parties, and supersede all understandings with respect to the subject matter hereof.

            Section 14.6. PUBLIC ANNOUNCEMENTS. No publication and/or press release of any nature shall be issued pertaining to this Agreement or the transactions contemplated hereby without the prior written approval of the Purchaser, except as may be required by law. Subsequent to the Closing, the broker for Trust B may public tombstones and advertisements describing the services it provided to Trust B, subject to the prior approval of Purchaser and Trust B (which shall not be unreasonably withheld). Nothing contained in this Section 14.6 however shall prohibit or in any manner limit the Purchaser from satisfying its public disclosure obligations required under any applicable federal or state securities laws to which Purchaser is subject.

            Section 14.7. U.S. DOLLARS. All monetary amounts referred to in this Agreement are stated in U.S. Dollars.

            Section 14.8. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            Section 14.9. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS.

            Section 14.10. TRUSTEE. This Agreement is executed by the Shareholders solely as Trustees and not in their individual capacities and no personal liability shall be asserted or enforceable against said Trustees in their individual capacities by virtue of this Agreement or its execution.


               [SIGNATURES TO FOLLOW ON PAGES 24, 25 AND 26]

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      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date and year first above written.

                              PURCHASER:

                              INDUSTRIAL HOLDINGS, INC.


                              By:   /s/ ROBERT CONE
                                    Robert Cone, Chief Executive Officer

         [signature of Shareholder Trust B continued on next page]

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                              SHAREHOLDERS:

                              TRUST B:

                              TRUST "B" UNDER THE WILL OF BERNARD J. BAUER, SR.

                              By:  /s/ REINHOLD GROH
                                   Reinhold Groh, Trustee

   [signature of Shareholder the G. Bauer Trust continued on next page]

                              THE G. BAUER TRUST:

                              THE GERTRUDE BAUER TRUST
                              DATED DECEMBER 24, 1993

                              By:   /s/ DORIS B. HESTER
                                    Doris B. Hester, Trustee

                              By:   /s/ JAMES T. BAUER, SR.
                                    James T. Bauer, Sr., Trustee